Exhibit 99.1

Bond Labs Announces 70% Increase in Revenue for the Fourth Quarter
Thu Jan 28, 11:53 AM

OMAHA, Neb.--(BUSINESS WIRE)--Bond Laboratories, Inc. (OTCBB: BNLB), an innovative manufacturer of functional beverages and nutritional products, is pleased to announce revenue from continuing operations of $1,773,000 for the quarter ended December 31, 2009 as compared to $1,043,999 for the comparable quarter last year, an increase of 70%. For comparison purposes, continuing operations for the fourth quarter of 2008 excludes approximately $360,000 of revenue directly attributable to operations divested by the Company during the third quarter of 2009. The Company attributes its strong growth to a number of factors, most notably strong growth from its NDS division and the recent launch of Resurrection™ Anti-Hangover drink from Bond’s Fusion Premium Beverages division, which continues to exceed expectations having ended the quarter with access to over 20,000 locations including convenience stores, liquor stores, bars and restaurants.

“This was a breakout year for Bond Labs,” commented John S. Wilson, Chief Executive Officer of Bond Laboratories. “The really impressive thing about our growth is that it came during a traditionally slow period in the nutritional products industry. Plus, all revenues represent pure growth as we made no new acquisitions during the year.”

The Company will release detailed numbers for 2009 in its Form 10-K, which it expects to file in March.

About Bond

Bond Laboratories is a manufacturer of innovative functional beverages and nutritional products. The Company produces and markets products through its NDS Nutrition and Fusion Premium Beverages divisions. NDS nutritional supplements are among the most popular products sold in GNC and other retail stores. Fusion Premium Beverages manufactures functional beverages including Bond’s highly successful anti-hangover drink Resurrection™. Bond is headquartered in Omaha, Nebraska and maintains it primary sales operations in Dallas, TX. For more information on the Company please visit our website at http://www.bond-labs.com.

Safe Harbor

Statements about the Company's future expectations and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Investor Information:
Surety Financial Group, LLC
Warren Rothouse or Bruce Weinstein
410-833-0078